As filed with the Securities and Exchange Commission on July 31, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________
CASTOR MARITIME INC.
(Exact name of Registrant as specified in its charter)
________________________

The Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification Number)

Castor Maritime Inc. Attn: Petros Panagiotidis 223 Christodoulou Chatzipavlou Street Hawaii Royal Gardens, 3036 Limassol Cyprus + 357 25 357 767	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. Edward S. Horton, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address and telephone number of Registrant's principal executive offices)	(Name, address and telephone number of agent for service)
________________________
Copies to:
Gary J. Wolfe, Esq.
Edward S. Horton, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574‑1200 (telephone number)
(212) 480‑8421 (facsimile number)
________________________
Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective as determined by market conditions and other factors.
If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ⌧
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ⌧
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Aggregate Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Secondary Offering
Common Shares, par value $0.001 per share, including related preferred stock purchase rights (2)(3)	57,750,000	$0.35	$20,212,500	$2,623.60
Warrants to purchase common shares (5)	57,750,000	-	-
Total				$2,623.60

(1)
The common shares, par value $0.001, being registered hereunder are being registered for sale by the selling securityholders named in the prospectus. Pursuant to Rule 416(a), the number of common shares being registered shall be adjusted to include any additional shares that may become issuable as a result of any common shares distribution, split, combination or similar transaction.

(2)
Preferred stock purchase rights are not currently separable from the common shares and are not currently exercisable. The value attributable to the preferred stock purchase rights, if any, will be reflected in the market price of the common shares. For more information please see "Description of Share Capital" below.

(3)
Consists of 57,750,000 common shares underlying the Company’s Warrants (as defined below) sold pursuant to a Securities Purchase Agreement, dated July 12, 2020, by and between Castor Maritime Inc. and the purchasers thereto.

(4)
Estimated solely for purpose of calculating the amount of registration fee pursuant to Rule 457(g) of the Securities Act based on the highest exercise price of the Warrants of $0.35 per common share, which is higher than the offering price of securities of the same class included in the registration statement or the price of securities in the same class, as determined by Rule 457(c) of the Securities Act.

(5)	No fee pursuant to Rule 457(g) of the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  The Selling Securityholders identified herein may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS
Subject to completion, dated July 31, 2020
57,750,000 Common Shares
and
57,750,000 Warrants
Offered by the Selling Securityholders

The shares offered for resale are 57,750,000 private placement warrants or the Warrants and 57,750,000 common shares underlying the Warrants or the Warrant Shares, issued by us in a private placement, or the Private Placement, pursuant to a securities purchase agreement dated July 12, 2020, or the Securities Purchase Agreement.
The selling securityholders named herein, or the Selling Securityholders, may sell in one or more offerings pursuant to this registration statement up to an aggregate of 57,750,000 of our common shares that are issuable to the Selling Securityholders upon exercise of the Warrants acquired by the Selling Securityholders. We will not receive any of the proceeds from the sale of common shares by the Selling Securityholders. More information about the Private Placement can be found under the section entitled “Private Placement of the Warrants”.
Our common shares are currently listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “CTRM.”
Investing in our securities involves a high degree of risk. Before you make an investment in our securities, you should carefully consider the section entitled “Risk Factors” beginning on page 5 of this prospectus, and the other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is               , 2020.

ABOUT THIS PROSPECTUS
Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, the Selling Securityholders may sell our common shares that are described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of the common shares the Selling Securityholders may offer. Each time the Selling Securityholders offer or sell common shares pursuant to this prospectus, the Selling Securityholders will provide you with a prospectus supplement that will describe the specific types, amounts, prices and terms of the offered common shares. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.  Before purchasing any common shares, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.
This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all of the information in the registration statement. Documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”
You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. The Selling Securityholders and any underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Securityholders will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
Other than in the United States, no action has been taken by us that would permit a public offering of the common shares offered by this prospectus in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such common shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Table of Contents
SUMMARY	1
RISK FACTORS	5
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	8
PRIVATE PLACEMENT OF THE WARRANTS	10
USE OF PROCEEDS	11
ENFORCEMENT OF CIVIL LIABILITIES	12
CAPITALIZATION	13
PLAN OF DISTRIBUTION	15
SELLING SECURITYHOLDER	17
DESCRIPTION OF SHARE CAPITAL	20
TAX CONSIDERATIONS	22
EXPENSES	23
LEGAL MATTERS	23
WHERE YOU CAN FIND ADDITIONAL INFORMATION	23

SUMMARY
This section summarizes some of the information that is contained in this prospectus. As an investor or prospective investor, you should review carefully the more detailed information that appears later in this prospectus and the information incorporated by reference in this prospectus.
Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we”, “us” and “our” refer to Castor Maritime Inc. and all of its subsidiaries, and “Castor Maritime Inc.” refers only to Castor Maritime Inc. and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Our reporting currency is in the U.S. dollar and all references in this prospectus to “$” or “dollars” are to U.S. dollars.
Our Company
We are a growth-oriented global shipping company that was incorporated in the Republic of the Marshall Islands in September 2017 for the purpose of acquiring, owning, chartering and operating dry bulk vessels. Currently, we are a provider of worldwide seaborne transportation services for dry bulk cargo, including, among others, iron ore, coal and grain, collectively referred to as "major bulks," and steel products, fertilizers, cement, bauxite, sugar and scrap metal, collectively referred to as "minor bulks".

Our Fleet
As of the date of this prospectus, we own a fleet which consists of three dry bulk carriers with an average age of 16.7 years and have a carrying capacity of 228,366 dead weight tons (dwt), which we refer to collectively as our "Fleet". On June 30, 2020, we, through a separate wholly-owned subsidiary, entered into an agreement to purchase a 2007 Chinese-built Panamax dry bulk carrier which we expect to take delivery of by the end of August 2020, subject to the satisfaction of certain customary closing conditions. On July 28, 2020, we, through a separate wholly-owned subsidiary, entered into an agreement to purchase a 2010 Japanese-built Panamax dry bulk carrier which we expect to take delivery of either at the end of the third quarter or the beginning of the fourth quarter of 2020, subject to the satisfaction of certain customary closing conditions. Our commercial strategy primarily focuses on deploying our Fleet under a mix of period time charters and spot charters according to our assessment of market conditions, adjusting the mix of these charters to take advantage of the relatively stable cash flows and high utilization rates associated with period time charters or to profit from attractive spot charter rates during periods of strong charter market conditions.
The following table summarizes key information about our Fleet as of the date of this prospectus:
Vessel Name	Year Built	Capacity (dwt)	Type of Charter	Delivered to Castor	Earliest Charter Expiration	Latest Charter Expiration
Magic P	2004	76,453	Time charter (1)	February 2017	December 2020	March 2021
Magic Sun	2001	75,311	Open	September 2019	N/A	N/A
Magic Moon	2005	76,602	Time charter (2)	October 2019	September 2020	October 2020

(1)
On July 9, 2020, the Magic P commenced a new time charter agreement with Oldendorff Carriers GMBH & Co. KG Luebeck with duration of a minimum of five (5) months up to a maximum of eight (8) months and a gross daily hire rate of $9,000.

(2)
On July 29, 2020, the Magic Moon commenced employment under a new charter contract with Cofco International Freight S.A. for a time charter trip, which, depending on the loading area of the vessel, will be either chartered for a period of approximately 60 days at a gross daily hire rate of $9,000 or for a period of approximately 90 days at a gross daily hire rate of $9,900.

Management of our Business
Our vessels are managed by Pavimar, a company controlled by Ismini Panagiotidis, the sister of our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis. Under the management agreements with our ship-owning subsidiaries, Pavimar provides us with a wide range of shipping services such as crew management, technical management, operational employment management, insurance arrangements, provisioning, bunkering, accounting services and audit support in exchange for a fixed daily fee, for a period beginning upon a vessel's delivery and until the termination of the agreement. On November 13, 2017, it was agreed that the daily fixed fee of the sole vessel in our fleet at that time, this of the Magic P, was increased from $250 to $320 and such fee remained at this level until December 31, 2019. On January 1, 2020, the Company's subsidiary owning the Magic P, entered into an amendment to its' existing management agreement with Pavimar, pursuant to which, effective as of that date, the daily fee of the subject vessel was increased from $320 per day to a $500 per day, and was thus aligned with the charged daily fee of the remaining fleet.
Recent Developments
Announcement of Financial Results for the First Quarter of 2020

On June 2, 2020, we announced our financial results for the three months ended March 31, 2020.

•	Revenues, net: $2.7 million for the three months ended March 31, 2020, as compared to $0.9 million for the three months ended March 31, 2019, respectively;
•	Operating income: $0.6 million for the three months ended March 31, 2020, as compared to $0.05 million for the three months ended March 31, 2019, respectively;
•	Net (loss)/income: Net loss of $259,868 for the three months ended March 31, 2020, as compared to net income of $55,969 for the three months ended March 31, 2019, respectively;
•	Loss per share: $0.07 loss per share for the three months ended March 31, 2020, as compared to a loss per share of $0.10 for the three months ended March 31, 2019, respectively; and
•	Cash and restricted cash of $13.4 million as of March 31, 2020.
We cannot assure you that our results for the three months ended March 31, 2020 will be indicative of our financial results for future interim periods or for the full year ending December 31, 2020.

Equity transactions

On June 23, 2020, we entered into an agreement with Maxim Group, LLC, or Maxim, acting as underwriter pursuant to which we offered 59,110,000 units, each unit consisting of (i) one common share, par value $0.001 per share (a “Common Share”) or a pre-funded warrant to purchase one Common Share at an exercise price equal to $0.01 per Common Share (a “Pre-Funded Warrant”), and (ii) one Class A Warrant to purchase one Common Share (a “Class A Warrant”), for $0.35 per unit (or $0.34 per unit including a pre-funded warrant). In connection with this offering, we have received gross proceeds amounting to $20.7 million.

On July 12, 2020, we entered into the Securities Purchase Agreement, with certain unaffiliated institutional investors for the issuance of an aggregate of 57,750,000 of our common shares in a registered direct offering of, or the Registered Offering. Concurrently with the Registered Offering and pursuant to the Securities Purchase Agreement, we also concluded a private placement whereby we issued and sold Warrants to purchase up to 57,750,000 of our common shares. Maxim served as the placement agent for the Registered Offering and the private placement pursuant to a placement agency agreement between Maxim and us. Please see “Background of the Offering”, below, for additional information.

Vessel Acquisitions

On June 30, 2020, we entered into an agreement to purchase a 2007 Chinese-built Panamax dry bulk carrier for a purchase price of $7.85 million from an unaffiliated third party seller. The acquisition is expected to be consummated by taking delivery of the vessel by the end of August 2020.

On July 9, 2020, we announced that we entered into a new time charter agreement with Oldendorff Carriers GMBH & Co KG pursuant to our announcement of acquiring the above-mentioned Panamax dry bulk carrier. The charter has a daily gross hire rate of $10,300 and an expected term of a minimum of three months and up to a maximum of five months. The charter is expected to commence shortly after the delivery of the vessel to the Company.

On July 28, 2020, we entered into an agreement to purchase a 2010 Japanese-built Panamax dry bulk carrier for a purchase price of $12.75 million from an unaffiliated third party seller. The acquisition is expected to be consummated by taking delivery of the vessel either at the end of the third quarter or the beginning of the fourth quarter of 2020.

Background of the Offering
On July 12, 2020, we entered into the Securities Purchase Agreement with certain unaffiliated institutional investors to issue 57,750,000 of our common shares in a registered direct offering and 57,750,000 Warrants to purchase common shares in a concurrent private placement for a purchase price of $0.30 per common share and Warrant.
Among other things, the Warrants are exercisable immediately for $0.35 per common share and have a term of 5 years. If a registration statement registering the resale of the common shares underlying the Warrants under the Securities Act of 1933 is not effective or available at any time after the six-month anniversary of the date of issuance of the Warrants, the holders may, in their sole discretion, elect to exercise the Warrants through a cashless exercise, in which case the holders would receive upon such exercise the net number of common shares determined according to the formula set forth in the Warrant. The Warrants contain certain damages provisions pursuant to which we have agreed to pay the holder certain damages if we do not issue the shares in a timely fashion. A holder will not have the right to exercise any portion of the Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election. The exercise price of the Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our shareholders. If a fundamental transaction occurs, then the successor entity will succeed and substitute us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Warrants with the same effect as if such successor entity had been named in the Warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holders of the Warrants shall be given the same choice as to the consideration they receive upon any exercise of the Warrants following such fundamental transaction. In addition, we or the successor entity, at the request of Warrant holders, will be obligated to purchase any unexercised portion of the Warrants in accordance with the terms of such Warrants. In accordance with the terms of the Securities Purchase Agreement, we are registering under the registration statement, of which this prospectus forms a part, the resale of the common shares underlying the Warrants.

Corporate Information
We were incorporated under the laws of the Republic of the Marshall Islands in September 2017. Our registered office in the Marshall Islands is located at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. Our registered agent in the Republic of the Marshall Islands at such address is The Trust Company of the Marshall Islands, Inc. Our principal executive office is located at 223 Christodoulou Chatzipavlou Street, Hawaii Royal Gardens, 3036 Limassol, Cyprus. Our principal executive office telephone number is + 357 25 357 767. Our corporate website address is www.castormaritime.com. The information contained on our website does not constitute part of this prospectus. The Commission maintains a website that contains reports, proxy and information statements, and other information that we file electronically at www.sec.gov.
Common Shares the Selling Securityholders May Sell
The Selling Securityholders, may sell in one or more offerings pursuant to the registration statement, of which this prospectus forms a part, up to an aggregate of 57,750,000 of our common shares that are issuable to the Selling Securityholders upon exercise of the Warrants, which were acquired by the Selling Securityholders from us in the Private Placement.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus and any prospectus supplement, including the risks described under the heading “Item 3. Key Information—D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2019, filed with the Commission on March 31, 2020, or our Annual Report, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.
Risks Related to the Issuance of the Shares Underlying the Warrants and the Ownership of our Common Shares
Sales by the Selling Securityholders of the Warrant Shares could adversely affect the trading price of our common shares.

We are registering for resale 57,750,000 common shares to be issued upon exercise of the Warrants pursuant to this registration statement, which is approximately 44.0% of our issued and outstanding common shares. Consequently, the resale of all or a substantial portion of the common shares in the public market, or the perception that these sales might occur, could cause the market price of our common shares to decrease and may make it difficult for us to sell our equity securities in the future at a time and upon terms we deem appropriate.
We may issue additional common shares or other equity securities without shareholder approval, which would dilute our existing shareholders' ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future without shareholder approval in connection with, among other things, future vessel acquisitions, the repayment of outstanding indebtedness, and the conversion of convertible financial instruments (if any).

Our issuance of additional common shares or other equity securities of equal or senior rank in these situations would have the following effects:

•	our existing shareholders' proportionate ownership interest in us would decrease;
•	the proportionate amount of cash available for dividends payable on our common shares could decrease;
•	the relative voting strength of each previously outstanding common share could be diminished; and
•	the market price of our common shares could decline.
In addition, we may be obligated to issue 56,090,500 common shares upon the exercise of the currently outstanding Class A Warrants which expire in June 2025 at an exercise price of $0.35 per share.

Our issuance of additional common shares upon the exercise of such warrants would cause the proportionate ownership interest in us of our existing shareholders, to decrease; the relative voting strength of each previously outstanding common shares held by our existing shareholders to decrease; and, depending on our share price when and if these warrants or notes are exercised, may result in dilution to our shareholders.

Future issuances or sales, or the potential for future issuances or sales, of our common shares may cause the trading price of our securities to decline and could impair our ability to raise capital through subsequent equity offerings.

We have issued a significant number of our common shares and we may do so in the future. Shares to be issued in future equity offerings could cause the market price of our common shares to decline, and could have an adverse effect on our earnings per share. In addition, future sales of our common shares or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common shares to decline, and could materially impair our ability to raise capital through the sale of additional securities.

The market price of our common shares could decline due to sales, or the announcements of proposed sales, of a large number of common shares in the market, including sales of common shares by our largest shareholders, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our common shares and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of common shares or other equity-related securities would have on the market price of our common shares.

Our Articles of Incorporation authorizes our Board to, among other things, issue additional shares of common or preferred shares or securities convertible or exchangeable into equity securities, without shareholder approval. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional shares of common or preferred shares or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options or warrants to purchase our common shares in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of shares of our common shares have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders.

We issued 918,112 and 127,894,264 common shares during 2019 and 2020, respectively, through various transactions. Shareholders may experience significant dilution as a result of our offerings.

We have already sold large quantities of our common shares pursuant to previous public and private offerings of our equity and equity-linked securities.  We currently have an effective registration statement on Form F-3 (333-232052), for the sale of $100.0 million worth of securities of which we have sold $20.0 million. We have 480,000 Series A Preferred Shares outstanding and 12,000 Series B Preferred Shares outstanding. We also have currently outstanding 56,090,500 Class A Warrants and 57,750,000 Warrants, both exercisable into an equivalent number of common shares.

Purchasers of the common shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested. In addition, we may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, debt prepayments, future vessel acquisitions, the redemption, in whole or in part, of our Series A Preferred Shares, without shareholder approval, in a number of circumstances. Our existing shareholders may experience significant dilution if we issue shares in the future at prices below the price at which previous shareholders invested.  Our issuance of additional shares of common shares or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders' proportionate ownership interest in us will decrease;
•	the per share amount of cash available for dividends on our common shares may decrease;
•	the relative voting strength of each previously outstanding common share may be diminished; and
•	the market price of the shares of our common shares may decline.

Our stock price has been volatile and no assurance can be made that it will not substantially depreciate.

Our stock price has been volatile recently. The closing price of our common shares within the past 12 months has ranged from a low of $0.20 on July 28, 2020 to a peak of $3.82 on July 29, 2019. We can offer no comfort or assurance that our stock price will stop being volatile or not substantially depreciate.
Major outbreaks of diseases (such as COVID-19) and governmental responses thereto could adversely affect our business.

The recent COVID-19 pandemic, which is causing potentially deadly respiratory tract infections originating in China and subsequently spreading around the world, has negatively affected economic conditions, the supply chain, the labor market, the demand for shipping regionally as well as globally and may otherwise impact our operations and the operations of our customers and suppliers. On March 11, 2020, the outbreak of COVID-19 was declared a pandemic by the World Health Organization ("WHO"). Governments in affected countries are imposing travel bans, quarantines and other emergency public health measures. Since March 15, 2020, the United States has temporarily restricted travel by foreign nationals into the country from a number of areas, including China and Europe. In addition, since March 18, 2020, the U.S. and Canada agreed to restrict all nonessential travel across the border. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. These restrictions, and future prevention and mitigation measures, are likely to have an adverse impact on global economic conditions, which could materially and adversely affect our future operations. The extent of COVID-19's impact on our financial and operational results, which could be material, will depend on the length of time that the pandemic continues and whether subsequent waves of the infection happen. Uncertainties regarding the economic impact of the COVID-19 pandemic are likely to result in sustained market turmoil, which could also negatively impact our business, financial condition and cash flows. Governments are approving large stimulus packages to mitigate the effects of the sudden decline in economic activity caused by the pandemic; however, we cannot predict the extent to which these measures will be sufficient to restore or sustain the business and financial condition of companies in the shipping industry. These measures, though contemplated to be temporary in nature, may continue and increase as countries attempt to contain the outbreak or any reoccurrences thereof.
At this stage, it is difficult to determine the full impact of COVID-19 on our business. Effects of the current pandemic may include, among others:

•	deterioration of economic conditions and activity and of demand for shipping;
•
operational disruptions to us or our customers due to worker health risks and the effects of new regulations, directives or practices implemented in response to the pandemic (such as travel restrictions for individuals and vessels and quarantining and physical distancing);

•
potential delays in (a) the loading and discharging of cargo on or from our vessels, (b) vessel inspections and related certifications by class societies, customers or government agencies and (c) maintenance, modifications or repairs to, or drydocking of, our existing vessels due to worker health or other business disruptions;

•	reduced cash flow and financial condition, including potential liquidity constraints;
•
credit tightening or declines in global financial markets, including to the prices of our publicly traded securities and the securities of our peers, could make it more difficult for us to access capital, including to finance our existing debt obligations;

•	potential reduced ability to opportunistically sell any of our vessels on the second-hand market, either as a result of a lack of buyers or a general decline in the value of second-hand vessels;
•	potential decreases in the market values of our vessels and any related impairment charges or breaches relating to vessel-to-loan financial covenants;
•	potential disruptions, delays or cancellations in the construction of new vessels, which could reduce our future growth opportunities;
•
due to quarantine restrictions placed on persons and additional procedures using commercial aviation and other forms of public transportation, our crew has had difficulty embarking and disembarking on our ships. Although the restrictions have on certain cases delayed crew embarking and disembarking on our ships, they have not far functionally affected our ability to crew out vessels;

•
international transportation of personnel could be limited or otherwise disrupted. In particular, our crews generally work on a rotation basis, relying largely on international air transport for crew changes plan fulfillment. Any such disruptions could impact the cost of rotating our crew, and possibly impact our ability to maintain a full crew synthesis onboard all our vessels at any given time. It may also be difficult for our in-house technical teams to travel to ship yards to observe vessel maintenance, and we may need to hire local experts, which local experts may vary in skill and are difficult to supervise remotely for work we ordinarily address in-house; and

•
potential non-performance by counterparties relying on force majeure clauses and potential deterioration in the financial condition and prospects of our customers, joint venture partners or other business partners.

Given the dynamic and uncertain nature of socioeconomic and political circumstances arising from the COVID-19 pandemic, the duration of business disruption and the related financial impact cannot be reasonably estimated at this time, but could materially affect our business, results of operations and financial condition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain matters discussed herein may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. This report and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results. When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “project,” “likely,” “may,” “could” and similar expressions, terms, or phrases may identify forward-looking statements.

The forward-looking statements are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

In addition to these assumptions and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the following:

•	general dry bulk shipping market conditions, including fluctuations in charter rates and our vessels’ value;
•	our future operating or financial results;
•	our ability to procure or have access to financing, our liquidity and the adequacy of cash flows for our operations;
•	our ability to successfully employ our vessels;
•	changes in demand in the dry bulk shipping industry, including the market for our vessels;
•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;
•	our ability to meet requirements for additional capital and financing to grow our business;
•	planned or pending acquisitions, business strategy and expected capital spending or operating expenses, including dry-docking, surveys, upgrades and insurance costs;
•	changes in governmental rules and regulations or actions taken by regulatory authorities;
•	our expectations regarding the availability of vessel acquisitions and our ability to complete acquisition transactions as planned;
•	Vessel breakdowns and instances of off-hire;

•	potential conflicts of interest involving members of our board of directors, or the Board, and senior management;
•	otential liability from pending or future litigation;
•	potential exposure or loss from investment in derivative instruments;
•	forecasts of our ability to make cash distributions on our common units or any increases in our cash distributions;
•	our ability to make additional borrowings and to access debt and equity markets;
•	the strength of world economies;
•	stability of Europe and the Euro;
•	fluctuations in interest rates and foreign exchange rates;
•	changes in seaborne and other transportation;
•	our increasing general and administrative expenses as a publicly traded company and our fees and expenses payable under the vessel management agreement with our Manager;
•	general domestic and international political conditions;
•	our business strategy and other plans and objectives for future operations;
•	termination dates and extensions of charters; and
•	potential disruption of shipping routes due to accidents or political events.
Any forward-looking statements contained herein are made only as of the date of this prospectus, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all or any of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

PRIVATE PLACEMENT OF THE WARRANTS
We have incorporated by reference as exhibits to the registration statement, of which this prospectus forms a part, the form of Warrant, the Placement Agency Agreement, and the Securities Purchase Agreement, or together the Transaction Documents. The summary of such agreements contained in this prospectus is qualified in their entirety by reference to the text of such agreements. We urge you to read such agreements in full. Defined terms used herein and not otherwise defined will have the meanings ascribed to them in the Transaction Documents.
Summary
On July 12, 2020, we entered into a securities purchase agreement with certain unaffiliated institutional investors to issue 57,750,000 of our common shares in a registered direct offering and 57,750,000 Warrants to purchase common shares in a concurrent private placement for a purchase price of $0.30 per common share and Warrant.
Description of Warrants
Exercisability. The Warrants are exercisable for $0.35 per common share for a period of five years commencing on the date of issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the resale of the common shares underlying the Warrants under the Securities Act is not effective or available at any time after the six month anniversary of the date of issuance of the private placement warrants, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Warrant. The Warrant contains certain damages provisions pursuant to which we have agreed to pay certain damages if we do not issue the shares in a timely fashion. No fractional common shares will be issued in connection with the exercise of a Warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price Adjustment. The exercise price of the Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Exchange Listing. There is no established trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other trading market.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed and substitute us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Warrants with the same effect as if such successor entity had been named in the Warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holders shall be given the same choice as to the consideration they receive upon any exercise of the Warrants following such fundamental transaction. In addition, we or the successor entity, at the request of warrant holders, will be obligated to purchase any unexercised portion of the Warrants in accordance with the terms of such Warrants.

Rights as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder's ownership of our common shares, the holder of a Warrant will not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the Warrant.

Resale/Registration Rights. We have agreed to file a registration statement providing for the resale of the common shares issued and issuable upon the exercise of the Warrants within 30 calendar days from the date of the Securities Purchase Agreement. We have also agreed to use commercially reasonable efforts to cause such registration to become effective and to keep such registration statement effective at all times until no investor owns any Warrants or shares issuable upon exercise thereof.

USE OF PROCEEDS
We will not receive any proceeds from sales of the Warrants or the Warrant Shares by the Selling Securityholders.  The Selling Securityholders will receive all of the net proceeds from these sales. In the event a selling stockholder exercises its Warrants, we will receive $0.35 per warrant exercised. See “Selling Securityholders”.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax, legal services or any other expenses incurred by the Selling Securityholders in disposing of these common shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the common shares covered by this prospectus.

ENFORCEMENT OF CIVIL LIABILITIES
We are incorporated under the laws of the Republic of the Marshall Islands, and substantially all of our assets are located outside of the United States. Our principal executive office is located in Cyprus. In addition, all of our directors and officers are non-residents of the United States, and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Republic of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or our directors and officers. Although you may bring an original action against us or our affiliates in the courts of the Marshall Islands, and the courts of the Marshall Islands may impose civil liability, including monetary damages, against us or our affiliates for a cause of action arising under Marshall Islands law, it may be impracticable for you to do so.

CAPITALIZATION
The following table sets forth our consolidated capitalization as of December 31, 2019:
•	on an actual basis;
•	on an as adjusted basis, to give effect to events that have occurred between January 1, 2020 and July 29, 2020:
o	the drawdown of $4.5 million under the Chailease Financial Services Facility on January 31, 2020, net of deferred issuance costs and other expenses of approximately $0.1 million;
o
the incurrence of $5.0 million of debt in connection with the unsecured Convertible Debentures, net of debt discount related to a beneficial conversion feature and deferred issuance costs and expenses of approximately $1.0 million;

o	scheduled principal repayments under our secured credit facilities of approximately $1.1 million;
o
the conversion of the full $5.0 million of principal and $0.1 million of interest under the Convertible Debentures through the issuance of 8,042,078 common shares and the resultant amortization and write-off of debt discount related to a beneficial conversion feature and of deferred issuance costs recognized in connection with the Convertible Debentures of approximately $1.0 million;

o
the issuance and sale via an underwritten public offering that closed on June 26,2020 of i) 44,410,000 common shares at an offering price of $0.35 per share, and ii) 14,700,000 pre-funded warrants at an offering price of $0.34 per pre-funded warrant which were exercised and resulted to the issuance of 14,672,686 common shares at an exercise price of $0.01 per pre-funded warrant, all of which resulted in net proceeds of $18.7 million, net of estimated underwriters fees and commissions and other issuance costs of approximately $2.0 million;

o
the issuance of 3,019,500 common shares as part of the exercise of an equivalent number of Class A Warrants issued in connection with the abovementioned underwritten public offering that closed on June 26, 2020, resulting in proceeds of $1.1 million; and

o
the issuance of 57,750,000 common shares in the Registered Offering and warrants to purchase 57,750,000 common shares in a concurrent private placement at an offering price of $0.30 per share, resulting in net proceeds of $15.8 million, net of placement agent fees and other estimated fees and expenses.

There have been no significant adjustments to our capitalization since December 31, 2019, other than the adjustments described above. The historical data in the table is derived from, and should be read in conjunction with, our historical financial statements included in this prospectus. You should also read this table in conjunction with the information in the section entitled "Item 5. Operating and Financial Review and Prospects" included in our audited consolidated financial statements for the year ended December 31, 2019 in our Annual Report incorporated by reference herein.

	Actual (audited)	As Adjusted (unaudited)
(All figures in thousands of U.S. dollars, except for share amounts)
Debt:
Long-term debt (including current portion) - Unsecured	$5,000,000	$5,000,000
Long-term debt (including current portion) - Secured	10,757,060	14,017,903
Total Debt	$15,757,060	$19,017,903

Shareholders’ equity
Common shares, $0.001 par value; 1,950,000,000 shares authorized; 3,318,112 shares issued and outstanding on an actual basis and 131,212,376 shares issued and outstanding on an as adjusted basis	3,318	131,212
Series B Preferred Shares; 12,000 shares issued and outstanding on an actual and as adjusted basis	12	12
Series A Preferred Shares, $0.001 par value; 9.75% cumulative redeemable perpetual preferred shares (liquidation preference of $30 per share), 480,000 shares issued and outstanding on an actual and as adjusted basis	480	480
Additional paid-in capital	12,763,403	53,779,669
Retained Earnings/(Accumulated Deficit)	436,798	(634,536)
Total Shareholders’ Equity	$13,204,011	$53,276,837

Total Capitalization	$28,961,071	$72,294,740

(1)	Does not take into account between January 1, 2020 and July 29, 2020 the effect of the recurring amortization of deferred finance fees incurred in connection with out secured credit facilities.

PLAN OF DISTRIBUTION
We are registering the securities offered by this prospectus on behalf of the Selling Securityholders. The Selling Securityholders, which as used herein includes donees, pledgees, transferees, or other successors-in-interest selling common shares or interests in common shares received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution, or other non-sale related transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of their common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the common shares owned by such shareholder and, if he defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee, or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders may use any one or more of the following methods when disposing of their shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the effective date of the registration statement of which this prospectus forms a part;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.
In connection with the sale of common shares or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The Selling Securityholders may also sell common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended to reflect such transaction).

If the common shares are sold through broker dealers, the Selling Securityholders will be responsible for discounts or commissions or agent’s commissions. The aggregate proceeds to the Selling Securityholders from the sale of the common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their respective agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. We will not receive any of the proceeds from this offering.
The Selling Securityholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
The Selling Securityholders and any underwriters, broker-dealers, or agents that participate in the sale of our common shares or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. If a Selling Securityholder is deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, he will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus (as it may be amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.
To the extent required, the common shares to be sold, the respective purchase prices and public offering prices, the names of any agents, dealers, or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth, if appropriate, in a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
The Selling Securityholders and any other person participating in a distribution of the common shares covered by this prospectus will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of any of the common shares by the Selling Securityholders and any other such person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares.

SELLING SECURITYHOLDERS
This prospectus relates to up to 57,750,000 Warrant Shares that the Selling Securityholders may sell in one or more offerings upon exercise of some or all of the Warrants that the Selling Securityholders have purchased from us under the terms of a private placement transaction that closed on July 15, 2020. The table below sets forth information about the maximum number of the Warrant Shares that may be offered from time to time by the Selling Securityholders under this prospectus. The Selling Securityholders identified below may currently hold or acquire our common shares in addition to those registered hereby. In addition, the Selling Securityholders identified below may sell, transfer, assign or otherwise dispose of some or all of their common shares in private placement transactions exempt from or not subject to the registration requirements of the Securities Act. Under the terms of the Warrants, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% (or, in the case of Hudson Bay Master Fund Ltd and Intracoastal Capital LLC, 9.99%), as elected by the selling shareholder, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the third and fifth column does not reflect this limitation.
Information concerning the Selling Securityholders may change from time to time and, to the extent required, we will supplement this prospectus accordingly. To our knowledge, the Selling Securityholders do not have nor have had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of our common shares.
We have prepared the following table based on information supplied to us by the Selling Securityholders on or prior to July 28, 2020. We have not sought to verify such information.
Selling Securityholder	Total Number of Common Shares Owned Prior to This Offering	Total Number of Warrant Shares Beneficially Owned Prior to This Offering and Being Registered on this Registration Statement(11)	Percentage of Outstanding Shares Owned Prior to This Offering Represented by Warrant Shares Listed in Column 3	Maximum Number of Shares Which May Be Sold in This Offering	Percentage of Outstanding Shares Which May Be Sold in This Offering(11)	Number of Common Shares Beneficially Owned Following This Offering(12)		Percentage of Outstanding Shares Owned Following This Offering(12)(13)
Anson Investments Master Fund LP(1)	0	6,112,500	4.5%	6,112,500	4.5%	0		0%
Anson East Master Fund LP(2)	0	2,037,500	1.5%	2,037,500	1.5%	0		0%
Empery Asset Master, Ltd(3)	0	4,590,576	3.4%	4,590,576	3.4%	3,757,648	(3)	2.0%
Empery Tax Efficient, LP(4)	0	1,497,727	1.1%	1,497,727	1.1%	1,065,412	(4)	0.6%
Empery Tax Efficient III, LP(5)	0	2,245,031	1.7%	2,245,031	1.7%	1,576,940	(5)	0.8%
Hudson Bay Master Fund Ltd(6)	0	7,800,000	5.6%	7,800,000	5.6%	6,350,000	(6)	3.4%
L1 Capital Global Opportunities Master Fund(7)	0	7,800,000	4.99%	7,800,000	4.99%	4,200,000		2.2%
CVI Investments, Inc.(8)	0	10,000,000	4.99%	10,000,000	4.99%	6,000,000	(8)	3.2%
Sabby Volatility Warrant Master Fund, Ltd.(9)	0	7,800,000	4.99%	7,800,000	4.99%	6,448,000	(9)	3.4%
Intracoastal Capital LLC(10)	0	7,866,666	5.7%	7,866,666	5.7%	4,200,000	(10)	2.2%
Total		57,750,000		57,750,000

(1)
Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP ("Anson"), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(2)
Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP ("Anson"), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(3)
Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

In addition to the Warrants and Warrant Shares registered pursuant to this registration statement, EAM beneficially owns 3,757,648 Class A Warrants of the Company that it acquired in an underwritten transaction which closed on June 28, 2020.

(4)
Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP ("ETE"), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

In addition to the Warrants and Warrant Shares registered pursuant to this registration statement, ETE beneficially owns 1,065,412 Class A Warrants of the Company that it acquired in an underwritten transaction which closed on June 28, 2020.

(5)
Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP ("ETE III"), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

In addition to the Warrants and Warrant Shares registered pursuant to this registration statement, ETE III beneficially owns 1,576,940 Class A Warrants of the Company that it acquired in an underwritten transaction which closed on June 28, 2020.

(6)
Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

In addition to the Warrants and Warrant Shares registered pursuant to this registration statement, Hudson Bay Master Fund Ltd. beneficially owns 6,350,000 Class A Warrants that it acquired in an underwritten transaction of the Company which closed on June 28, 2020.

(7)
David Feldman has voting and dispositive power over the securities owned by L1 Capital Global Opportunities Master Fund. The address of L1 Capital Global Opportunities Master Fund is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

In addition to the Warrants and Warrant Shares registered pursuant to this registration statement, L1 Capital Global Opportunities Master Fund beneficially owns 4,200,000 Class A Warrants of the Company that it acquired in an underwritten transaction which closed on June 28, 2020.

(8)
Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI.  Mr. Kobinger disclaims any such beneficial ownership of the shares.  CVI Investments, Inc.is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of Shares purchased by the Investor in this Offering.

In addition to the Warrants and Warrant Shares registered pursuant to this registration statement, CVI owns 6,000,000 Class A Warrants of the Company that it acquired in an underwritten transaction which closed on June 28, 2020.

(9)
Sabby Management, LLC serves as the investment manager of Sabby Volatility Warrant Master Fund, Ltd., or Sabby. Hal Mintz is the manager of Sabby Management, LLC and has voting and investment control of the securities held by Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities beneficially owned by Sabby Volatility Warrant Master Fund, Ltd., except to the extent of their respective pecuniary interest therein. The address of Sabby Volatility Warrant Master Fund, Ltd. is c/o Sabby Mgt. LLC, 10 Mountainview Rd., Suite 205, Upper Saddle River, NJ 07458.

In addition to the Warrants and Warrant Shares registered pursuant to this registration statement, Sabby Volatility Warrant Master Fund, Ltd. owns 6,448,000 Class A Warrants of the Company that it acquired in an underwritten transaction which closed on June 28, 2020.

(10)
Mitchell P. Kopin ("Mr. Kopin") and Daniel B. Asher ("Mr. Asher"), each of whom are managers of Intracoastal Capital LLC ("Intracoastal"), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the securities reported herein that are held by Intracoastal.

In addition to the Warrants and Warrant Shares registered pursuant to this registration statement,
Intracoastal beneficially owns 4,200,000 Class A Warrants of the Company which they acquired in an underwritten transaction of the Company which closed on June 28, 2020

(11)
Assumes that the total number of issued and outstanding common shares of the Company remains unchanged at 131,212,376 prior to the issuance of the Warrant Shares. Also, in computing the number of common shares beneficially owned by an entity and the percentage ownership of that entity, common shares issuable upon the exercise of Warrants held by that entity are deemed outstanding.

(12)	Assumes that the Selling Securityholders will sell all of their common shares and Warrants pursuant to this prospectus.

(13)	Assumes all 57,750,000 Warrant Shares have been sold in this offering.

DESCRIPTION OF SHARE CAPITAL
The description of our Articles of Incorporation is incorporated by reference from our registration statement on Form F-4 (Registration No. 333-224242), which was filed with the Securities and Exchange Commission on April 11, 2018. Our Articles of Incorporation were filed as Exhibit 3.1 to the F-4 Registration Statement and are hereby incorporated by reference into this prospectus. For a full description of the terms and rights of our capital stock, please see “Item 10. Additional Information—B. Memorandum and Articles of Association” of our Annual Report incorporated by reference herein.

Purpose

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or BCA. Our Articles of Incorporation and Bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Under our Articles of Incorporation, our authorized capital stock consists of 1,950,000,000 common shares, par value $0.001 per share, of which 131,212,376 common shares are issued and outstanding as of July 29, 2020, and 50,000,000 preferred shares, par value $0.001 per share, of which 480,000 Series A Preferred Shares and 12,000 Series B Preferred Shares are currently issued and outstanding.

Description of Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we have issued in the past or which we may issue in the future.

Share History

On September 22, 2017, we entered into an exchange agreement, or the Exchange Agreement, with Spetses and its shareholders. Under the terms of the Exchange Agreement, we issued 2,400,000 common shares, 480,000 Series A Preferred Shares and 12,000 Series B Preferred Shares of the Company in exchange for all of the issued and outstanding common shares of Spetses.

On November 21, 2017, we declared a dividend of one preferred share purchase right for each outstanding common share and adopted a stockholder rights plan, as set forth in a Stockholders Rights Agreement dated as of November 20, 2017, by and between us and American Stock Transfer & Trust Company, LLC, as rights agent. For more information, please see "Item 10. Additional Information—B. Memorandum and Articles of Association—Stockholders Rights Agreement" in our Annual Report. In connection with the Stockholders Rights Agreement, we designated 1,000,000 shares as Series C Participating Preferred Shares, none of which are outstanding as of the date of this prospectus.
On June 28, 2019, we entered into an Equity Distribution Agreement with Maxim, as sales agent, under which we may offer and sell, over a minimum period of 12 months through Maxim, up to $10.0 million of our common shares. As of the date of this prospectus, we have sold 618,112 common shares pursuant to the Equity Distribution Agreement.

On October 10, 2019, we reached an agreement with all of the holders of our Series A Preferred Shares to waive all due and overdue dividends and to adopt and to Amend and Restate the Statement of Designations of our Series A Preferred Shares, or the Series A Agreement. Pursuant to the Series A Agreement, on October 17, 2019, we issued 300,000 common shares to the holders of the Series A Preferred Shares in exchange for the waiver of approximately $4.3 million worth of dividends accumulated on the Series A Preferred Shares, for the period since their original issuance to June 30, 2019.

On January 27, 2020, we entered into a securities purchase agreement with YAII PN, LTD, or the Investor, pursuant to which we agreed to sell and the Investor agreed to purchase up to three Convertible Debentures for a maximum aggregate price of $5.0 million (the “Convertible Debentures”), further discussed under Item 5.B - Our Borrowing Activities of our Annual Report. As of the date of this prospectus, the Investor converted the full $5.0 million principal amount and $0.1 million of interest under the Convertible Debentures for 8,042,078 common shares.

On June 26, 2020, we completed an underwritten public offering of 59,110,000 units of the Company, each unit consisting of (i) one common share, par value $0.001 per share or a pre-funded warrant to purchase one common share at an exercise price equal to $0.01 per common share, and (ii) one Class A Warrant to purchase one common share (a “Class A Warrant”), for $0.35 per unit (or $0.34 per unit including a pre-funded warrant). At the time of the closing, the underwriters exercised and closed on their over-allotment option, and purchased an additional 7,710,000 common shares and 7,710,000 Class A Warrants. The Class A Warrants have an exercise price of $0.35 per share and expire five years from the date of issuance. By July 29, 2020, 3,019,500 of the Class A Warrants were exercised for 3,019,500 common shares and gross proceeds of $1.1 million.

On July 12, 2020, we entered into the Securities Purchase Agreement with certain unaffiliated institutional investors to issue 57,750,000 of our common shares in a registered direct offering and 57,750,000 Warrants to purchase common shares in a concurrent private placement for a purchase price of $0.30 per common share and Warrant.
Description of the Private Placement Warrants

Each private placement Warrant is exercisable immediately upon issuance for $0.35 per common share and has a term of 5 years. If a registration statement registering the resale of the common shares underlying the Warrants under the Securities Act is not effective or available at any time after the six month anniversary of the date of issuance of the Warrants, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Warrant. The Warrant contains certain damages provisions pursuant to which we have agreed to pay the holder certain damages if we do not issue the shares in a timely fashion. A holder will not have the right to exercise any portion of the Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election. The exercise price of the Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our shareholders. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Warrants with the same effect as if such successor entity had been named in the Warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Warrant following such fundamental transaction. In addition, we or the successor entity, at the request of Warrant holders, will be obligated to purchase any unexercised portion of the Warrants in accordance with the terms of such Warrants. We have also agreed to file a registration statement to register the resale of the common shares underlying the Warrants within 30 calendar days from the date of the Securities Purchase Agreement. We have also agreed to use commercially reasonable efforts to cause such registration to become effective and to keep such registration statement effective at all times until no investor owns any Warrants or shares issuable upon exercise thereof.

TAX CONSIDERATIONS
You should carefully read the discussion of the material Marshall Islands and U.S. federal income tax considerations associated with our operations and the acquisition, ownership and disposition of our common shares set forth in the section entitled “Taxation” of our Annual Report incorporated by reference herein.
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EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
Commission registration fee	$2,624.00
FINRA filing fee	$-
Legal fees and expenses	$35,000.00
Accounting fees and expenses	$10,000.00
Miscellaneous	$2,376.00

Total	$50,000.00

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States and Marshall Islands law.
EXPERTS
The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 20-F for the year ended December 31, 2019, have been audited by Deloitte Certified Public Accountants S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Certified Public Accountants S.A. are located at Fragoklissias 3a & Granikou Str., 15125 Maroussi, Athens, Greece.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports within the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Our filings are also available on our website at http:// www.castormaritime.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. Further, other than as described below, the information contained in or accessible from the Commission's website is not part of this prospectus.

Information Incorporated by Reference
The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference in this prospectus the documents listed below which have been filed with the Commission:
•
Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on March 31, 2020, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	Report on Form 6-K to the Commission on April 20, 2020;
•	Report on Form 6-K to the Commission on June 2, 2020;
•	Report on Form 6-K furnished to the Commission on June 29, 2020;
•	Report on Form 6-K furnished to the Commission on June 30, 2020;
•	Report on Form 6-K furnished to the Commission on July 9, 2020; and
•	Report on Form 6-K furnished to the Commission on July 15, 2020.
We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of the initial filing of the registration statement of which this prospectus forms a part (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.
23

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filing or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:
Castor Maritime Inc.
Attn: Petros Panagiotidis
223 Christodoulou Chatzipavlou Street
Hawaii Royal Gardens,
3036 Limassol
Cyprus
+ 357 25 357 767

These reports may also be obtained on our website at www.castormaritime.com. None of the information on our website is a part of this prospectus supplement or the accompanying prospectus.
Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Part II
Information Not Required in the Prospectus
Item 8.	Indemnification of Directors and Officers
I. Article VIII of the Bylaws of the Registrant provides as follows:
1.
Any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Corporation shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification under this section. Any repeal or modification of this Article VIII shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

2.
The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of these Bylaws.

II. Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:
1.
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

2.
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3.
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4.
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

5.
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

6.
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.
Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9.	Exhibits
The exhibit index at the end of this registration statement, or the Exhibit Index, identifies the exhibits which are included in this registration statement and are incorporated herein by reference.
Item 10.	Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) If the registrant is relying on Rule 430B:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the Securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) — (f) [Reserved].
(g) — (k) Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Limassol, country of Cyprus on July 31, 2020.
CASTOR MARITIME INC.

By:	/s/ Petros Panagiotidis
Name: Petros Panagiotidis
Title: Chairman, Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe, Edward S. Horton and Andrei Sirabionian his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on July 31, 2020.
Signature	Title

/s/ Petros Panagiotidis	Chairman, Chief Executive Officer, Chief Financial Officer and Class C Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
Petros Panagiotidis

/s/ Dionysios Makris	Secretary and Class B Director
Dionysios Makris

/s/ Georgios Daskalakis	Class A Director
Georgios Daskalakis

AUTHORIZED UNITED STATES REPRESENTATIVE
Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the aforementioned Registrant, has signed this registration statement in the City of Newark, State of Delaware, on July 31, 2020.
PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

Exhibit Index
Exhibit Number	Description

4.1	Form of Common Shares Certificate, incorporated by reference to Exhibit 2.1 of the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on January 31, 2019.

4.2	Stockholders Rights Agreement, incorporated by reference to Exhibit 4.2 to the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on January 31, 2019.

4.3
Statement of Designation of the Rights, Preferences and Privileges of the 9.75% Series A Cumulative Redeemable Perpetual Preferred Shares of the Company, filed with the Registrar of Corporations of the Republic of the Marshall Islands on September 22, 2017 incorporated by reference to Exhibit 3.3 to the Company’s registration statement on Form F-4 filed with the Securities and Exchange Commission on April 11, 2018.

4.4
Amended and Restated Statement of Designation of the Rights, Preferences and Privileges of the 9.75% Series A Cumulative Redeemable Perpetual Preferred Shares of the Company, filed with the Registrar of Corporations of the Republic of the Marshall Islands on October 10, 2019 incorporated by reference to Exhibit 99.2 of the Company’s current report on Form 6-K furnished with the Securities and Exchange Commission on October 11, 2019.

4.5
Statement of Designation of the Rights, Preferences and Privileges of the Rights, Preferences and Privileges of the Series B Preferred Shares of the Company, filed with the Registrar of Corporations of the Republic of the Marshall Islands on September 22, 2017 incorporated by reference to Exhibit 3.4 to the Company’s registration statement on Form F-4 filed with the Securities and Exchange Commission on April 11, 2018.

4.6
Statement of Designation of the Rights, Preferences and Privileges of the Rights, Preferences and Privileges of the Series C Participating Preferred Shares of the Company, filed with the Registrar of Corporations of the Republic of the Marshall Islands on November 29, 2017 incorporated by reference to Exhibit 3.5 to the Company’s registration statement on Form F-4 filed with the Securities and Exchange Commission on April 11, 2018.

4.7
Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, incorporated by reference to Exhibit 2.2 of the Company’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 31, 2020.

4.8
Form of Warrant Agency Agreement by and between American Stock Transfer & Trust Company and the Registrant, incorporated by reference to Exhibit 4.7 of the Company’s Amendment No. 1 to the registration statement on Form F-1, filed with the Securities and Exchange Commission on June 22, 2020.

4.9
Form Class A Warrant, incorporated by reference to Exhibit 4.8 of the Company’s Amendment No. 2 to the registration statement on Form F-1, filed with the Securities and Exchange Commission on June 23, 2020.

4.10
Form of Pre-Funded Warrant, incorporated by reference to Exhibit 4.9 of the Company’s Amendment No. 2 to the registration statement on Form F-1, filed with the Securities and Exchange Commission on June 23, 2020.

4.11	Form of Common Share Purchase Warrant, incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 6-K, filed with the Securities and Exchange Commission on July 15, 2020.

5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to the Company.*

8.1	Opinion of Seward & Kissel LLP with respect to certain U.S. tax matters.*

10.1
Securities Purchase Agreement by and between the Company and the Selling Securityholder dated January 27, 2020 incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 6-K furnished with the Securities and Exchange Commission on January 31, 2020.

10.2
Registration Rights Agreement by and between the Company and the Selling Securityholder dated January 27, 2020 incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 6-K furnished with the Securities and Exchange Commission on January 31, 2020.

10.3	Form of Convertible Debenture incorporated by reference to Exhibit 10.3 of the Company’s current report on Form 6-K furnished with the Securities and Exchange Commission on January 31, 2020.

10.4
Exchange Agreement dated September 22, 2017, between Castor Maritime Inc., Spetses Shipping Co., and the shareholders of Spetses Shipping Co., incorporated by reference to Exhibit 10.1 of the Company’s registration statement on Form F-4 filed with the Securities and Exchange Commission on April 11, 2018.

10.5
Waiver and Consent Agreement entered into by the Company and all holders of the issued and outstanding 9.75% Series A Cumulative Redeemable Perpetual Preferred Shares, dated October 10, 2019 incorporated by reference to Exhibit 99.3 of the Company’s current report on Form 6-K furnished with the Securities and Exchange Commission on October 11, 2019.

10.6
$5.0 Million Term Loan Facility, dated August 30, 2019, between the Company and Thalassa Investment Co. S.A., incorporated by reference to Exhibit 4.7 of the Company’s transition report on Form 20-F filed with the Securities and Exchange Commission on December 16, 2019.

10.7
$7.5 Million Bridge Loan, dated October 17, 2019, between the Company and Thalassa Investment Co. S.A., incorporated by reference to Exhibit 4.8 of the Company’s transition report on Form 20-F filed with the Securities and Exchange Commission on December 16, 2019.

10.8
$11.0 Million Secured Term Loan Facility, dated November 22, 2019, by and among Alpha Bank A.E., Pikachu Shipping Co. and Spetses Shipping Co., incorporated by reference to Exhibit 4.9 of the Company’s transition report on Form 20-F filed with the Securities and Exchange Commission on December 16, 2019.

10.9
The $4.5 Million Secured Loan Agreement, dated January 23, 2020, by and among Bistro Maritime Co., as borrower, the Company and Pavimar S.A., as guarantors, and Chailease International Financial Services Co., Ltd., as lender, incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 6-K furnished with the Securities and Exchange Commission on February 4, 2020.

10.10
Underwriting Agreement between the Company and Maxim Group LLC, as representative of the underwriters listed on Schedule A therein, dated June 23, 2020, incorporated by reference to Exhibit 1.1 of the Company’s current report on Form 6-K filed with the Securities and Exchange Commission on June 29, 2020.

10.11
Placement Agency Agreement by and between the Company and Maxim Group LLC, as sole placement agent dated July 12, 2020, incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 6-K filed with the Securities and Exchange Commission on July 15, 2020.

10.12
Form of Securities Purchase Agreement by and between the Company and the Selling Securityholders dated July 12, 2020 incorporated by reference to Exhibit 4.2 of the Company’s current report on Form 6-K furnished with the Securities and Exchange Commission on July 15, 2020.

23.1	Consent of Independent Registered Public Accounting Firm (Deloitte Certified Public Accountants S.A.).*

23.2	Consent of Seward & Kissel LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (contained on signature page to the registration statement).

*	Filed herein